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                                                                      EXHIBIT 11

                            BHA GROUP HOLDINGS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                                                  THREE MONTHS ENDED
                                                                                      DECEMBER 31

(In thousands, except per share data)                                               1997       1996
                                                                                   ------     ------
Net earnings                                                                      $1,390     $1,795
Weighted average number of common shares:

        Basic weighted average number of outstanding
        common shares                                                              6,507      6,606

Basic earnings per common shares:                                                 $  .21     $  .27
                                                                                  ------     ------
Weighted average number of common and common stock
  equivalent shares:

        Dilutive effect (excess of number of shares issuable over number of shares assumed to be repurchased with the proceeds of exercised
            options based on the average market price during the period)             475        177
                                                                                  ------     ------
                                                                                   6,982      6,783
                                                                                  ------     ------

Diluted earnings per common and common stock equivalent shares:
                                                                                  $  .20     $  .26
                                                                                  ------     ------

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